ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

EFL Overseas, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

1. The name of this Corporation is EFLO Energy, Inc.

2. Paragraph three of the Addendum to the Articles of Incorporation is amended in its entirety to read as follows:

The authorized capital stock of the Corporation shall consist of 150,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

(See attached for entire amendment)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 13,320,256

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDMENTS TO
THE ARTICLES OF INCORPORATION OF
EFL OVERSEAS, INC.

1. The name of this Corporation is EFLO Energy, Inc.

2. Paragraph three of the Addendum to the Articles of Incorporation is amended in its entirety to read as follows:

The authorized capital stock of the Corporation shall consist of 150,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

No share of the common stock shall have any preference over or limitation in respect to any other share of such common stock. All shares of common stock shall have equal rights and privileges.

Each outstanding share of common stock shall be entitled to one vote, either in person or by proxy, on any matter submitted to the shareholders of this Corporation for their approval.

The designations, powers, rights, preferences, qualifications, restrictions and limitations of the preferred stock shall be established from time to time by the Corporation's Board of Directors, in accordance with Nevada Law.

Cumulative voting shall not be allowed in elections of directors or for any purpose.

No holders of shares of capital stock of the Corporation shall be entitled, as such, to any preemptive or preferential right to subscribe to any unissued stock or any other securities which the Corporation may now or hereafter be authorized to issue. The Board of Directors of the Corporation, however, in its discretion by resolution, may determine that any unissued securities of the Corporation shall be offered for subscription solely to the holders of common stock of the Corporation, or solely to the holders of any class or classes of such stock, which the Corporation may now or hereafter be authorized to issue, in such proportions based on stock ownership as said board in its discretion may determine.

The Board of Directors may restrict the transfer of any of the Corporation's stock issued by giving the Corporation or any stockholder "first right of refusal to purchase" the stock, by making the stock redeemable, or by restricting the transfer of the stock under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the laws of this State. Any stock so restricted must carry a conspicuous legend noting the restriction and the place where such restriction may be found in the records of the Corporation.

The judgment of the Board of Directors as to the adequacy of any consideration received or to be received for any shares, options, or any other securities which the Corporation at any time may be authorized to issue or sell or otherwise dispose of shall be conclusive in the absence of fraud, subject to the provisions of these Articles of Incorporation and any applicable law.

3. Paragraph nine of the Addendum to the Articles of Incorporation is eliminated.